Exhibit 99.1

Autoliv Raises its Dividend

(Stockholm, Aug. 16, 2012) — The Board of Directors of Autoliv, Inc. (NYSE: ALV, and SSE: ALIV sdb) — the worldwide leader in automotive safety systems — today declared a quarterly dividend of 50 cents per share for the fourth quarter 2012. This is an increase of slightly more than 6% from the current quarter’s dividend of 47 cents per share (to be paid on September 6, as previously announced).

The dividend for the fourth quarter will be payable on Thursday, December 6, 2012 to Autoliv shareholders of record on the close of business on Wednesday, November 21. The ex-date when the shares will trade without the right to the dividend will be Monday, November 19, 2012.

Inquiries:
Jan Carlson, President and CEO, Autoliv Inc.	Tel +46-8-587 20 600

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with nearly 50,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2011 grew by 15% to US $8.2 billion. The Company's shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.